Exhibit 99.1

For:	Crocs, Inc.

Company Contact:	Peter Case/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor/Media Contact:	Integrated Corporate Relations, Inc.
Investors: Chad Jacobs/Brendon Frey
Media: Michael Fox
(203) 682-8200

CROCS, INC. REPORTS FISCAL 2007 SECOND QUARTER FINANCIAL RESULTS
— Second Quarter Revenues Increased 162% to $224.3 Million vs. $85.6 Million Last Year —
- Company Reports 2Q07 Diluted EPS of $0.58 vs. $0.19 Last Year-
— Company Issues 3Q07 Guidance of Revenues between $240 and $250 Million and Diluted EPS of $0.58 to $0.62 —
— Company Raises FY07 Guidance to Revenues of $810 to $820 Million and Diluted EPS of $1.89 to $1.93 —

NIWOT, COLORADO — July 26, 2007 — Crocs, Inc. (NASDAQ: CROX) today reported the following record financial results for the quarter ended June 30, 2007.

Revenues for the quarter ended June 30, 2007 increased 162% to $224.3 million compared to $85.6 million for the quarter ended June 30, 2006.  Net income for the quarter ended June 30, 2007 was $48.5 million, or $0.58 per diluted share, compared to $15.7 million, or $0.19 per diluted share, for the quarter ended June 30, 2006.  Net income per diluted share amounts for the second quarters of 2007 and 2006 are adjusted to reflect the two-for-one stock split that took effect in June 2007. Gross profit for the second quarter of 2007 was $131.9 million, or 58.8% of revenues, compared to $47.0 million, or 54.8% of revenues for the second quarter of 2006.  Selling, general and administrative expenses for the quarter ended June 30, 2007 was $63.5 million, or 28.3% of revenues, compared to $23.3 million, or 27.2% of revenues in the quarter ended June 30, 2006.

Ron Snyder, President and Chief Executive Officer of Crocs, Inc. commented, “The positive momentum we experienced at the beginning of the year carried forward into the second quarter, allowing us to exceed both internal and external expectations. We continued to witness robust demand for our expanded footwear collection and growing accessories category throughout the United States and Canada. Additionally, our overseas markets - in particular Europe -remained very strong driven by a broader merchandise assortment, increased distribution, and additional shelf space within our existing retailers. Looking ahead, our order book is coming in better than anticipated which has enabled us to once again increase our outlook for the fiscal year.”

Guidance

For the third quarter of 2007, Crocs currently anticipates total revenues to range from $240 million to $250 million and projects its net income per diluted share to range from $0.58 to $0.62.

Crocs also raised its fiscal 2007 guidance. Crocs now expects total revenues to range from $810 million to $820 million and net income per diluted share to range from $1.89 to $1.93.

Mr. Snyder concluded, “The first half of 2007 has been a period of rapid expansion and significant growth for Crocs. During this time we have further diversified our business, secured a number of additional partnerships with many of the premier sports and entertainment brands in the world and posted strong financial gains across the board. Equally important, we have continued to invest in our global operating platform, including key personnel and production capacity, as we remain committed to further positioning Crocs for future success.  We are excited about the many prospects we believe exist going forward and our entire organization is focused on executing our long-term strategic growth plan.”

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today (Thursday, July 26, 2007) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’

link under the Company section on www.crocs.com or at www.viavid.net. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Crocs, Inc:
Crocs, Inc. is a rapidly growing designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables us to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled us to successfully market our products to a broad range of consumers.

In 2006, the company acquired Jibbitz LLC, a unique accessory brand with colorful snap-on products specifically suited for Crocs shoes. Today, more than 1,100 Jibbitz designs are available to consumers for personalizing and customizing their Crocs™ footwear.

Crocs™ are sold in more than 80 countries and come in a wide array of colors and styles. Please visit www.crocs.com for additional information.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to our future prospects and our expectations regarding our growth, international expansion, total revenues and net income per diluted share for the third quarter ending September 30, 2007 and year ending December 31, 2007.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; and other factors described in our annual report on Form 10-K under the heading “Risk Factors,” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

Crocs, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,		June 30,
	2007	2006	2007	2006

Revenues	$224,273	$85,635	$366,275	$130,477
Cost of sales	92,329	38,665	149,845	59,828
Gross profit	131,944	46,970	216,430	70,649

Selling, general and administrative expenses	63,472	23,312	110,799	36,978
Income from operations	68,472	23,658	105,631	33,671

Interest expense	51	92	115	391
Other expense (income), net	(399)	(366)	(915)	(662)
Income before income taxes	68,820	23,932	106,431	33,942

Income tax expense	20,369	8,266	33,035	11,835

Net income	48,451	15,666	73,396	22,107

Dividends on redeemable convertible preferred shares	—	—	—	33
Net income attributable to common stockholders	48,451	15,666	73,396	22,074

Net income per share:
Basic	$0.60	$0.20	$0.92	$0.31
Diluted	$0.58	$0.19	$0.88	$0.28

Weighted average common shares:
Basic	80,253,555	76,573,750	79,761,491	71,217,747
Diluted	83,686,108	80,855,402	83,066,178	78,702,492

Crocs, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$61,262	$42,656
Restricted cash	3,726	2,890
Short-term investments	24,390	22,325
Accounts receivable, net	117,345	65,588
Inventories, net	118,647	86,210
Deferred tax assets	3,694	3,690
Prepaid income tax	—	4,715
Prepaid expenses and other current assets	14,581	9,617

Total current assets	343,645	237,691

Property and equipment, net	55,994	34,849
Goodwill	22,931	11,552
Other intangibles, net	19,020	12,210
Deferred tax assets, net	1,591	1,280
Other assets	3,393	1,875
Total assets	$446,574	$299,457

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$59,806	$43,794
Accrued expenses and other liabilities	54,337	31,109
Income taxes payable	6,084	12,465
Notes payable and current installments of long-term debt	280	541

Total current liabilities	120,507	87,909

Long-term debt	71	116
Deferred tax liabilities	1,844	1,688
Other liabilities	1,387	1,486

Total liabilities	123,809	91,199

Stockholders’ equity:
Common shares, par value $0.001 per share; 250,000,000 shares authorized, 81,019,866 and 76,823,384 shares issued and outstanding in 2007 and 2006	81	77
Additional paid-in-capital	169,399	131,796
Deferred compensation	(3,782)	(5,702)
Retained earnings	154,477	81,081
Accumulated other comprehensive income	2,590	1,006
Total stockholders’ equity	322,765	208,258

Total liabilities and stockholders’ equity	$446,574	$299,457